Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORGEROCK, INC.

ForgeRock, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is ForgeRock, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 15, 2012.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, ForgeRock, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Fran Rosch, a duly authorized officer of the Corporation, on April 21, 2021.

/s/ Fran Rosch
Fran Rosch
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FORGEROCK, INC.

ARTICLE I

The name of the Corporation is ForgeRock, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is 128,992,888, consisting of 85,500,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 43,492,888 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 6,952,382 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 9,108,214 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 5,785,212 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 9,711,291 shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 10,000,000 shares. The sixth series of Preferred Stock shall be designated “Series E-1 Preferred Stock” and shall consist of 1,935,789 shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Board of Directors” shall mean the board of directors of the Corporation.

(b) “Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

(c) “Conversion Price” shall mean (i) $1.05 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) $1.664988913 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) $5.357297 per share for the Series C

Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iv) $9.275 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (v) $9.6453 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein and in Section 7.1 of the Stock Purchase Agreement, dated as of April 6, 2020 between the Company and the initial purchasers of the Series E Preferred Stock (the “Purchase Agreement”)), and (vi) $10.3317 per share for the Series E-1 Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein and in Section 7.1 of the Purchase Agreement).

(d) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(e) “Corporation” shall mean ForgeRock, Inc.

(f) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services at a purchase price of the lower of the original cost of such shares (subject to adjustment from time to time for Recapitalizations and as otherwise as set forth elsewhere herein) or the then fair market value of the shares pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements approved by the Board of Directors providing for such right, (iii) repurchases of capital stock of the Corporation approved by the Board of Directors in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the separate votes of the holders of (1) a majority of the then outstanding Common Stock and (2) at least sixty percent (60%) of the then outstanding Preferred Stock of the Corporation (voting as a single class and on an as-converted basis); provided, however that for the purposes of clause (iv) hereto only, if such repurchase or redemption of capital stock occurs in connection with a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d), the approval of (A) the holders of a majority of the then outstanding shares of Series D Preferred Stock (voting as a separate class) and (B) the holders of a majority of the then outstanding shares of Series E Preferred Stock and Series E-1 Preferred Stock (voting as a single class on an as-converted basis), shall also be required.

(g) “Dividend Rate” shall mean an annual rate of eight percent per share for the Preferred Stock.

(h) “Liquidation Preference” shall mean (i) $1.05 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) $1.664988913 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) $5.357297 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iv) $9.275 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (v) $13.2141 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein); provided that, beginning on the first anniversary of the Series E Closing Date, the Liquidation Preference for the Series E Preferred Stock shall be $16.8793 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (vi) $14.1544 per share for the Series E-1 Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein); provided that, beginning on the first anniversary of the Series E Closing Date, the Liquidation Preference for the Series E-1 Preferred Stock shall be $18.0805 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(i) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j) “Original Issue Price” shall mean (i) $1.05 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) $1.664988913 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) $5.357297 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iv) $9.275 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (v) $9.6453 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (vi) $10.3317 per share for the Series E-1 Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(k) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(l) “Series E Closing Date” shall mean April 6, 2020.

2. Dividends.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective applicable Conversion Rate (as defined in Section 4).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions. If Section 500 of the California Corporations Code is applicable to a distribution made by the Corporation to holders of Common Stock, then a distribution may be made by the Corporation, without regard to the “preferential dividends arrears amount” or any “preferential rights amount” (as such terms may be defined in Section 500(b) of the California General Corporation Law), if such distribution constitutes a distribution made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services at a purchase price of the lower of the original cost of such shares (subject to adjustment from time to time for Recapitalizations and as otherwise as set forth elsewhere herein) or the then fair market value of the shares pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements approved by the Board of Directors providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes approved by the Board of Directors with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of at least sixty percent (60%) of the then outstanding Preferred Stock of the Corporation (voting as a single class and on an as-converted basis).

(e) Waiver of Dividends. Any dividend preference of the Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of at least sixty percent (60%) of the outstanding shares of the Preferred Stock (voting as a single class and on an as-converted basis).

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any Distribution or setting aside of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the applicable Liquidation Preference specified for such share of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Deemed Conversion; Shares not Treated as Both Preferred Stock and Common Stock. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a liquidation, dissolution or winding up of the Corporation pursuant to this Section 3, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the liquidation, dissolution or winding up of the Corporation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition, consolidation or merger of the Corporation or any subsidiary of the Corporation that constitutes thirty percent (30%) or more of the assets of the Corporation and its subsidiaries, taken as a whole, prior to such acquisition (such a subsidiary, a “ForgeRock Entity”), by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than, in the case of an acquisition, consolidation or merger of the Corporation, a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity in substantially the same proportions and with substantially the same rights, preferences and privileges as held immediately prior to such transaction(s) (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; (iii) an exclusive, irrevocable licensing by the Corporation or any subsidiary of all or substantially all of the intellectual property of the Corporation and its subsidiaries taken as a whole, except where such licensing is to a wholly-owned subsidiary of the Corporation; or (iv) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i), (ii) or (iii) of the preceding sentence may be waived by the consent or vote of the holders of at least sixty percent (60%) of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis); provided, however, that if there is a distribution of proceeds to the holders of Preferred Stock in connection with such waived transaction and the holders of the Series D Preferred Stock would receive less in consideration for each share of Series D Preferred Stock in such waived transaction than they would for such share of Series D Preferred Stock pursuant to Section 3(a) hereof, then the consent of the holders of a majority of the then outstanding Series D Preferred Stock (voting as a separate series) shall also be required for such waiver; provided, further, that if there is a distribution of proceeds to the holders of Preferred Stock in connection with such waived transaction and the holders of the Series E Preferred Stock would receive less in consideration for each share of Series E Preferred Stock in such waived transaction than they would for such share of Series E Preferred Stock pursuant to Section 3(a) hereof, then the consent of the holders of a majority of the then outstanding Series E Preferred Stock (voting as a separate series) shall also be required for such waiver; provided, further, that if there is a distribution of proceeds to the holders of Preferred Stock in connection with such waived transaction and the holders of the Series E-1 Preferred Stock would receive less in consideration for each share of Series E-1 Preferred Stock in such waived transaction than they would for such share of Series E-1 Preferred Stock pursuant to Section 3(a) hereof, then the consent of the holders of a majority of the then outstanding Series E-1 Preferred Stock (voting as a separate series) shall also be required for such waiver.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation or its subsidiaries distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation or a ForgeRock Entity are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, including the approval of a majority of the Preferred Directors (as defined below) (and in any event not less than one Preferred Director), except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation or a ForgeRock Entity shall be valued as follows:

(i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation expressly approved for purposes of this Section 3(e) by the consent or vote of the holders of at least sixty percent (60%) of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis), if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) unless otherwise specified in a definitive agreement for the acquisition of the Corporation expressly approved for purposes of this Section 3(e) by the consent or vote of the holders of at least sixty percent (60%) of the then outstanding Preferred Stock (voting as a single class and on an as-converted basis), if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation or any ForgeRock Entity by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

In the event of any reorganization as described in subsection 3(d) above, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement with respect to such deemed reorganization shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this Corporation in accordance with subsections 3(a) and 3(b) as if the Initial Consideration were the only consideration payable in connection with such deemed reorganization and (b) any additional consideration that becomes payable to the stockholders of this Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this Corporation in accordance with subsections 3(a) and 3(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(f) Notice of Liquidation, Dissolution or Winding Up. The Corporation shall give each holder of record of Preferred Stock written notice of any impending liquidation, dissolution or winding up of the Corporation not later than five (5) days prior to the date on which a record shall be taken for the stockholders’ meeting called, or written consent in lieu of such meeting, to approve such liquidation, dissolution or winding up of the Corporation, or five (5) days prior to the closing of such liquidation, dissolution or winding up of the Corporation, whichever is earlier, and shall also notify such holders in writing of the final approval of such liquidation, dissolution or winding up of the Corporation. The first of such notices shall describe the material terms and conditions of the impending liquidation, dissolution or winding up of the Corporation, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the liquidation, dissolution or winding up of the Corporation shall not take place sooner than five (5) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes. Notwithstanding the other provisions herein, all notice periods or requirements in this Section 3(f) may be shortened or waived, either before or after the action for which notice is required, upon the vote or written consent of the holders of at least sixty percent (60%)of the Preferred Stock then outstanding (voting as a single class on an as-converted basis) that are entitled to such notice rights.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the applicable Original Issue Price for the relevant series by the applicable Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the applicable Conversion Price for any series of Preferred Stock, as described in this Section 4, the applicable Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective applicable Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, and in connection with such offering the Corporation’s Common Stock shall be listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another nationally recognized exchange or marketplace based in the United States approved by the Board of Directors; provided that the aggregate gross proceeds to the Corporation are not less than $50,000,000 (a “Qualifying IPO”), (ii) upon the date on which the Corporation’s securities are registered under the Securities and Exchange Act of 1934, as amended, in connection with a listing of the Corporation’s Common Stock for trading on the Nasdaq Stock Market, the New York Stock Exchange or another nationally recognized exchange or marketplace based in the United States approved by the Board of Directors (a “Direct Listing”) and the Board determines that the Company would reasonably be expected to have an enterprise value equal to or exceeding $500,000,000 on the first day of trading, or (iii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least sixty percent (60%) of the Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i), (ii) and (iii) are referred to herein as an “Automatic Conversion Event”); provided, however, that unless waived by the holders of a majority of the then outstanding Series C Preferred Stock (voting as a separate series), if the Automatic Conversion Event pursuant to clause (iii) of this Section 4(b) is in conjunction with a liquidation, dissolution or winding up of the Corporation as set forth in clauses (i), (ii) or (iii) of Section 3(d) hereof, and the holders of the Series C Preferred Stock would receive less in consideration for the shares of Common Stock issued upon conversion of each share of Series C Preferred Stock then outstanding than they would for such share of Series C Preferred Stock pursuant to Section 3(a) hereof, then the Conversion Price for the Series C Preferred Stock shall be adjusted so that holders of Series C Preferred Stock receive a number of shares of Common Stock per share of Series C Preferred Stock (the “Series C Received Common Shares”) in connection with such Automatic Conversion Event such that the total consideration payable to a holder for Series C Received Common Shares is equal to the Liquidation Preference for a share of Series C Preferred Stock, plus all declared and unpaid dividends (if any) on such shares of Series C Preferred Stock; provided, further, that unless waived by the holders of a majority of the then outstanding Series D Preferred Stock (voting as a separate series), if the Automatic Conversion Event pursuant to clause (iii) of this Section 4(b) is in conjunction with a liquidation, dissolution or winding up of the Corporation as set forth in clauses (i), (ii) or (iii) of Section 3(d) hereof, and the holders of the Series D Preferred Stock would receive less in consideration for the shares of Common Stock issued upon conversion of each share of Series D Preferred Stock then outstanding than they would for such share of Series D Preferred Stock pursuant to Section 3(a) hereof, then the Conversion Price for the Series D

Preferred Stock shall be adjusted so that holders of Series D Preferred Stock receive a number of shares of Common Stock per share of Series D Preferred Stock (the “Series D Received Common Shares”) in connection with such Automatic Conversion Event such that the total consideration payable to a holder for Series D Received Common Shares is equal to the Liquidation Preference for a share of Series D Preferred Stock, plus all declared and unpaid dividends (if any) on such shares of Series D Preferred Stock; and provided, further, that if the Automatic Conversion Event is pursuant to clause (iii) of this Section 4(b), such Automatic Conversion Event shall not be applicable to the shares of Series E Preferred Stock and Series E-1 Preferred Stock without the consent of the holders of a majority of the then outstanding Series E Preferred Stock and Series E-1 Preferred Stock (voting as a single class on an as-converted basis).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) shares of Common Stock upon the conversion of the Preferred Stock;

(2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to, the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors, including the approval of a majority of the Preferred Directors then serving on the Board of Directors (and in any event not less than one Preferred Director);

(3) shares of Common Stock upon the exercise or conversion of Options or Convertible Securities outstanding on the date of filing of this Amended and Restated Certificate of Incorporation;

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f), 4(g), 4(h) and 4(i) hereof;

(5) shares of Common Stock issued or issuable in a registered public offering under the Securities Act approved by the Board of Directors, pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event (a “Company IPO”);

(6) shares of Common Stock issued or issuable pursuant to the bona fide acquisition of a commercially operating business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement; provided, that such issuances are approved by the Board of Directors, including the approval of a majority of the Preferred Directors then serving on the Board of Directors (and in any event not less than one Preferred Director);

(7) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, commercial financial institutions or other comparable persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction approved by the Board of Directors, including the approval of a majority of the Preferred Directors then serving on the Board of Directors (and in any event not less than one Preferred Director);

(8) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships other than primarily for capital raising purposes approved by the Board of Directors, including the approval of a majority of the Preferred Directors then serving on the Board of Directors (and in any event not less than one Preferred Director);

(9) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods, services or intellectual property rights pursuant to transactions other than primarily for capital raising purposes approved by the Board of Directors, including the approval of a majority of the Preferred Directors then serving on the Board of Directors (and in any event not less than one Preferred Director);

(10) shares of Common Stock issued or issuable in connection with any settlement of any dispute, action, suit, proceeding or litigation approved by the Board of Directors, including the approval of a majority of the Preferred Directors then serving on the Board of Directors (and in any event not less than one Preferred Director); and

(11) shares of Common Stock otherwise deemed to be excluded under this paragraph 4(d)(i) by the affirmative vote of (A) the holders of at least sixty percent (60%) of the outstanding Preferred Stock (voting as a single class and on an as-converted basis), (B) the holders of a majority of the outstanding shares of Series C Preferred Stock (voting separately as a single class), (C) the holders of a majority of the outstanding shares of Series D Preferred Stock (voting separately as a single class) and (D) the holders of a majority of the outstanding shares of Series E Preferred Stock and Series E-1 Preferred Stock (voting as a single class on an as-converted basis).

(ii) No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price of the Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to such issue, for the Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the applicable Conversion Price of the Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the applicable Conversion Price of the Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the applicable Conversion Price of the Preferred Stock to an amount above the applicable Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Preferred Stock in effect on the date of and immediately prior to such issue, then, the applicable Conversion Price of the Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.0001, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.0001 or more in the aggregate. For the purposes of this subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the applicable Conversion Price of the Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the applicable Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the applicable Original Issue Price and applicable Liquidation Preference of the Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the applicable Original Issue Price and applicable Liquidation Preference of the Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Possible Adjustment of Conversion Price of Series E Preferred Stock upon Company IPO. Unless waived by the holders of a majority of the then outstanding Series E Preferred Stock (voting as a separate series), in the event of a Company IPO in which the initial price per share to the public for the Common Stock as set forth in the prospectus for such Company IPO (the “IPO Price”) is less than the Series E Target Price (as defined below and subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), then the then-existing Conversion Price for the Series E Preferred Stock shall be adjusted so that, as of immediately prior to the completion of such Company IPO, each share of Series E Preferred Stock shall convert into:

(i) the number of shares of Common Stock issuable on conversion of such share of Series E Preferred Stock pursuant to the other provisions of this Section 4 (the “Series E Base Share Number”); plus

(ii) the product of (A) the Series E Base Share Number and (B) the number equal to (x) the Series E Target Price minus the IPO Price, divided by (y) the IPO Price.

For the purposes of this Section 4(h), “Series E Target Price” shall be $13.2141; provided that, beginning on the first anniversary of the Series E Closing Date, the Series E Target Price shall be $16.8793, and in each case such Series E Target Price shall be adjusted for any stock splits, combinations, reclassifications or similar transactions after the initial issuance of the Series E Preferred Stock. As a result, in the event the IPO Price is below the Series E Target Price, the Conversion Price, as may be adjusted pursuant to Section 4(h), will represent at least a 27.0073% discount to the IPO Price prior to the first anniversary of the Series E Closing Date and at least a 42.8571% discount thereafter.

(i) Possible Adjustment of Conversion Price of Series E-1 Preferred Stock upon Company IPO. Unless waived by the holders of a majority of the then outstanding Series E-1 Preferred Stock (voting as a separate series), in the event of a Company IPO in which the IPO Price is less than the Series E-1 Target Price (as defined below and subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), then the then-existing Conversion Price for the Series E-1 Preferred Stock shall be adjusted so that, as of immediately prior to the completion of such Company IPO, each share of Series E-1 Preferred Stock shall convert into:

(i) the number of shares of Common Stock issuable on conversion of such share of Series E-1 Preferred Stock pursuant to the other provisions of this Section 4 (the “Series E-1 Base Share Number”); plus

(ii) the product of (A) the Series E-1 Base Share Number and (B) the number equal to (x) the Series E-1 Target Price minus the IPO Price, divided by (y) the IPO Price.

For the purposes of this Section 4(i), “Series E-1 Target Price” shall be $14.1544; provided that, beginning on the first anniversary of the Series E Closing Date, the Series E-1 Target Price shall be $18.0805, and in each case such Series E-1 Target Price shall be adjusted for any stock splits, combinations, reclassifications or similar transactions after the initial issuance of the Series E-1 Preferred Stock. As a result, in the event the IPO Price is below the Series E-1 Target Price, the Conversion Price, as may be adjusted pursuant to Section 4(i), will represent at least a 27.0073% discount to the IPO Price prior to the first anniversary of the Series E Closing Date and at least a 42.8571% discount thereafter.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the applicable Conversion Price of the Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of the applicable series of Preferred Stock (each such series voting as a single class on an as-converted basis) either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(l) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock five (5) days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of at least sixty percent (60%) of the outstanding Preferred Stock, voting as a single class and on an as-converted basis.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. The holders of (i) the Series A Preferred Stock, exclusively and voting as a separate series, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series A Director”), (ii) the holders of the Series B Preferred Stock, exclusively and voting as a separate series, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series B Director”), (iii) the holders of the Series C Preferred Stock, exclusively and voting as a separate series, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series C Director”), (iv) the holders of the Series D Preferred Stock, exclusively and voting as a separate series, shall be entitled to elect two (2) members of the Corporation’s Board of Directors (the “Series D Directors”) and (v) the holders of the Series E Preferred Stock and the Series E-1 Preferred Stock, exclusively and voting as a single class on an as-converted basis, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series E Director,” and collectively with the Series A Director, Series B Director, Series C Director and Series D Directors, the “Preferred Directors”), at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, exclusively and voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class and on an as converted basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same series, class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) Adjustment in Authorized Common Stock. Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation, voting together as a single class on an as-converted basis.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Amendments and Changes.

(a) As long as at least 1,600,000 shares of the Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty percent (60%) of the Corporation’s outstanding Preferred Stock, voting as a single class and on an as-converted basis:

(i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws (or comparable organizational documents) of the Corporation or any ForgeRock Entity;

(ii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock, Preferred Stock or any series thereof of the Corporation;

(iii) issue, authorize or create (by reclassification, or otherwise) any new class or series of equity security (or any security exercisable therefor or convertible thereinto) having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock;

(iv) change the authorized number of, or the method of electing, directors of the Corporation or any of its subsidiaries;

(v) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d) or enter into any transaction or series of related transactions that would result in an exchange of shares of Preferred Stock other than (i) pursuant to a liquidation, dissolution or winding up as set forth in Section 3(d) or (ii) pursuant to an Automatic Conversion Event;

(vi) declare or pay any Distribution with respect to the Preferred Stock or Common Stock of the Corporation or with respect to the capital stock or equity securities of any of its subsidiaries;

(vii) close a public offering under the Securities Act or a public listing under foreign law by the Corporation or any of its subsidiaries;

(viii) purchase or redeem any shares of Preferred Stock or Common Stock other than repurchases (i) pursuant to contractual rights of first refusal exercised by the Corporation or its subsidiaries or (ii) from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof;

(ix) issue or sell, or grant any person rights for the issuance or sale of, capital stock or other equity securities of any subsidiary of the Corporation; or

(x) amend this Section 6(a).

(b) As long as at least 1,600,000 shares of the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations or as otherwise set forth elsewhere herein) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Corporation’s outstanding Series A Preferred Stock, voting as a separate series:

(i) increase or decrease the authorized number of shares of Series A Preferred Stock;

(ii) adversely alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(iii) alter, change or waive the Liquidation Preference or the dividend preference of the Series A Preferred Stock; or

(iv) amend, alter or repeal this Section 6(b).

(c) As long as at least 1,600,000 shares of the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations or as otherwise set forth elsewhere herein) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Corporation’s outstanding Series B Preferred Stock, voting as a separate series:

(i) increase or decrease the authorized number of shares of Series B Preferred Stock;

(ii) adversely alter or change the rights, preferences or privileges of the Series B Preferred Stock;

(iii) alter, change or waive the Liquidation Preference or the dividend preference of the Series B Preferred Stock; or

(iv) amend, alter or repeal this Section 6(c).

(d) As long as at least 1,600,000 shares of the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations or as otherwise set forth elsewhere herein) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Corporation’s outstanding Series C Preferred Stock, voting as a separate series:

(i) increase or decrease the authorized number of shares of Series C Preferred Stock;

(ii) adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock;

(iii) alter, change or waive the Liquidation Preference or the dividend preference of the Series C Preferred Stock; or

(iv) amend, alter or repeal this Section 6(d).

(e) As long as at least 1,600,000 shares of the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Corporation’s outstanding Series D Preferred Stock, voting as a separate series:

(i) increase or decrease the authorized number of shares of Series D Preferred Stock;

(ii) adversely alter or change the rights, preferences or privileges of the Series D Preferred Stock;

(iii) alter, change or waive the Liquidation Preference or the dividend preference of the Series D Preferred Stock; or

(iv) amend, alter or repeal this Section 6(e).

(f) As long as at least 1,600,000 shares of the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Corporation’s outstanding Series E Preferred Stock, voting as a separate series:

(i) increase or decrease the authorized number of shares of Series E Preferred Stock;

(ii) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E Preferred Stock in respect of any such right, preference or privilege;

(iii) adversely alter or change the rights, preferences or privileges of the Series E Preferred Stock;

(iv) alter, change or waive the Liquidation Preference or the dividend preference of the Series E Preferred Stock, or the Target Price applicable to the Series E Preferred Stock; or

(v) amend, alter or repeal this Section 6(f).

(g) As long as at least 300,000 shares of the Series E-1 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the Corporation’s outstanding Series E-1 Preferred Stock, voting as a separate series:

(i) increase or decrease the authorized number of shares of Series E-1 Preferred Stock;

(ii) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series E-1 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series E-1 Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series E-1 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E-1 Preferred Stock in respect of any such right, preference or privilege;

(iii) adversely alter or change the rights, preferences or privileges of the Series E-1 Preferred Stock;

(iv) alter, change or waive the Liquidation Preference or the dividend preference of the Series E-1 Preferred Stock, or the Target Price applicable to the Series E-1 Preferred Stock; or

(v) amend, alter or repeal this Section 6(g).

7. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 1, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Section 1, shall eliminate or reduce the effect of this Section 1, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Section 1, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

To the extent permitted by law, the Corporation renounces any expectancy that a Covered Person offer the Corporation an opportunity to participate in a Specified Opportunity and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Corporation; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any member of the Board of Directors (who is not an employee of the Corporation or any of its subsidiaries) who is a partner, member or employee of a Fund. A “Specified Opportunity” is any transaction or other matter that is presented to the Covered Person in his or her capacity as a partner, member or employee of a Fund (and other than in connection with his or her service as a member of the Board of Directors) that may be an opportunity of interest for both the Corporation and the Fund. A “Fund” is an entity that is a holder of Preferred Stock and that is primarily in the business of investing in other entities, or an entity that manages such an entity.